EXHIBIT A

Exhibit A

JOINT FILING AGREEMENT

We, the signatories of the statement to which this Joint Filing Agreement is attached, hereby agree that such statement is filed, and any amendments thereto filed by any or all of us, will be filed on behalf of each of us.

Dated:	July 1, 2021	SALTCHUK RESOURCES, INC.

/s/ Steven E. Giese
By: Steven E. Giese Title: Senior V.P. and CFO

Dated:	July 1, 2021	SALTCHUK HOLDINGS, INC.

/s/ Steven E. Giese
By: Steven E. Giese Title: Senior V.P. and CFO